[Letterhead]

June 25, 1996

United States Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7-2
Washington, DC 20549

re: Amended Form 8-K-A filed by One Up Corporation relating to the change of accountants - File No.: 33-20809

Gentlemen:

Please be advised that the undersigned, as former accountant to One Up Corporation (the "Registrant"), has reviewed the Registrant's Form 8-K dated June 4, 1996, and the amended Form 8-K-A, particularly the response provided to
Item 4 thereon, the undersigned agrees with the statements made by the registrant.

The undersigned consents to the use of this letter as an exhibit to the Registrant's Amended Form 8-K-A dated June 4, 1996.

Very truly yours,

/s/ Angel E. Lana

Angel E. Lana, C.P.A.
Registrant's former
Independent Accountant